UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 18, 2019, the Rice Group issued the following press release:

Rice Team Delivers Comprehensive Investor Presentation to EQT Shareholders,

Outlining Detailed Plan to Realize EQT’s Potential

Says EQT’s Preliminary 2Q 2019 Results Show EQT is Failing to Generate Free Cash Flow

Urges Shareholders to Vote the White Universal Proxy Card for Proven Transformational Change by Supporting All Seven Rice Team Director Nominees and the Five EQT Nominees Supported by Rice Team

CARNEGIE, PA, June 18, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today announced that it has delivered a presentation to EQT investors in connection with EQT’s upcoming Annual Meeting of Shareholders on July 10.

In addition, John F. McCartney, commenting on behalf of the Rice Team nominees in response to EQT’s announcement of its preliminary second quarter results, stated, “EQT’s most recent press release demonstrates why we are in this contest. Last year, Mr. McNally was touting significant operational improvement and merger synergies as he eyed the vacant CEO position. After being appointed CEO, he was forced to acknowledge the operational chaos that led to a $300 million cost overrun and a 35% stock price decline. Now, as he is being challenged by the Rice Team, he is touting, before quarter end, a $25 million cost reduction on a $2 billion capital expenditure budget. We believe the full quarter's results, which will not be disclosed until after the election contest is resolved, will show that EQT's self-described ‘free cash flow machine’ actually consumed cash in the quarter and that EQT remains the highest cost producer in the Appalachian Basin.”

McCartney continued, “EQT has claimed its plan will generate billions of free cash flow by 2023. What it has hidden from investors, however, is that nearly half of that free cash flow is based on an unrealistic assumption that future natural gas prices will be significantly higher than the market currently expects. Not only is this deceptive, it is ‘planning by hope’ instead of recognizing the urgent need to transform the business to survive and thrive in the expected future natural gas environment. The Rice Team plan does exactly that by moving EQT to a substantially lower cost base that results in a sustainable EQT that can preserve its investment grade rating and free cash flow if natural gas prices match the current market’s expectations.”

The Rice Team’s published presentation outlines the reasons why change is warranted at EQT, why the Rice Team and its nominees are best suited to oversee this change, and its detailed plan to transform EQT to enable it to reach its full potential.

VIEW PDF OF THE INVESTOR PRESENTATION

The presentation, along with additional information regarding the proxy contest and the Rice team’s nominees, can be found at www.eqtpathforward.com.

Among other things, the presentation provides support for the following key points in the upcoming election:

•	EQT is a perennial underperformer and has failed to realize the synergies from the Rice Energy merger
o	Negative 48% TSR since the Rice Energy merger (1) and 10-year low stock price
o	Highest costs of any producer in the Appalachian Basin (as determined by industry analysts and EQT’s own banker)
o	EQT has abandoned virtually all of its claimed $10 billion of potential Rice merger synergies

•	EQT’s response to its dramatic underperformance in 2018 was ill-conceived and inadequate
o	Consistent with a broad-based culture of promoting solely from within, promoted its CFO to CEO, despite having no operating experience, when the Company had serious ongoing operational issues
o	Bought back $500 million of stock in the midst of operational chaos just two months before its serious performance issues were disclosed; when disclosed, the operational missteps led to a 35% stock price decline
o	“Refreshed” its Board in November 2018 by adding three directors who do not have energy experience but do have extensive connections to incumbent board members
o	Rejected the assistance of the Rice Team, who are widely acknowledged to have been strong operators when they ran Rice Energy
o	Developed a generic top-down 10% cost cutting initiative under which EQT would remain the highest cost producer in the Appalachian Basin, instead of a detailed efficiency program

•	EQT is attempting to mislead shareholders to demonstrate that it is improving operations
o	Points to free cash flow generation in 4Q 2018 and 1Q 2019 to support its progress, even though that cash flow was temporary because EQT was forced to drastically cut growth capex as a result of its operational inadequacies, as evidenced by its expected negative 2Q 2019 free cash flow
o	Measures improvement solely against itself in 2018, arguably the worst operational performance in the Appalachian Basin, as opposed to against peers, against whom it remains in last place
o	Claims to be a “low cost operator” despite having highest costs in the Appalachian Basin (as cited by its own investment banker) by ignoring approximately $300 million of capitalized costs
o	Uses substantially inflated gas price assumptions to claim its “plan” will generate billions in future free cash flow while putting its business and investment grade status at risk

•	Rice Team nominees have the right skills and experience to implement Rice Plan and transform EQT
o	The Rice Team nominees were chosen with the best interests of shareholders in mind and with the assistance of a nationally recognized board recruiting firm, unlike EQT’s 2018 Board “Refreshment”
o	Rice Team nominees have complementary skills and share a commitment to value creation, not status quo
o	Resulting board including all Rice Team nominees will be one of the most experienced, diverse and capable boards in the upstream industry and will be committed to enhancing EQT’s corporate governance, transparency and executive compensation practices for the benefit of all shareholders

•	Rice Team has a plan to transform EQT into modern, technology-enabled, sustainable energy producer
o	Includes detailed 100-day plan focused on organization, technology and operations
o	The Rice Team’s plan will create a sustainable EQT for the long term and generate an incremental $500 million of free cash flow per year over EQT’s January 2019 guidance by lowering well costs to levels achieved by Rice Energy and peers
o	Plan proposed by the Rice Team is similar to the transformation plan led and successfully executed by Toby Rice at Rice Energy that resulted in well costs and well productivity improvements similar to those projected by the Rice Team for EQT
o	Rice Team has key players ready, willing and able to assist as needed in executing EQT turnaround
o	Transition guided by new “Evolution Committee” to oversee implementation of Rice Plan and ensure smooth transition

•	Majority board change is urgently needed to maximize shareholder value
o	Supporting fewer than all seven Rice nominees will not ensure necessary change in leadership or strategic direction
o	Even with minority Rice Energy representation, EQT’s board has resisted real change, and its current independent directors have continued such resistance
o	Shareholders need a Board with the expertise and sense of urgency to turn EQT into a modern, technology-driven energy producer capable of surviving and thriving in the current low natural gas price environment
o	The election of all seven Rice Team nominees is the minimally invasive solution to implementing the change needed for EQT
o	We expect the reconstituted Board will install and oversee Toby Rice as CEO and implement the Rice Plan to drive EQT’s transformation

1. From November 10, 2017 (close of Rice Energy deal) through December 9, 2018 (day before Rice Team engagement with EQT).

The presentation concludes by noting that EQT shareholders have a unique opportunity to choose a proven business plan and CEO, along with Board members, in this election. The Rice Team believes voting for its nominees offers EQT shareholders the benefit of a highly qualified and experienced leadership team — one that substantially outperformed its peers while running Rice Energy — a proven plan the team has executed before, and the prospect of driving costs down significantly to create value and ensure sustainability. By contrast, the EQT nominees are supporting an unproven leadership team promoted through questionable processes that is proposing a plan that lacks even the ambition to match the cost structure of peers.

WE URGE YOU TO VOTE THE WHITE UNIVERSAL PROXY CARD FOR PROVEN TRANSFORMATIONAL CHANGE:

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES

AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: On June 18, 2019, the following materials were posted by the Rice Group to https://eqtpathforward.com/: